EHXIBIT 10.2

SECURED PROMISSORY NOTE

Loan Amount: U.S. $8,000,000.00	Date: July 26, 2019

1. FUNDAMENTAL PROVISIONS. In addition to other defined terms set forth elsewhere in this Secured Promissory Note (this “Note”), the following terms are used as defined terms in this Note:

Holder:	Park Compounding, Inc., a California corporation
12264 El Camino Real, Suite 350
San Diego, CA 92130

Maker:	Noice Rx, LLC

Loan:	The loan from Holder to Maker in the Principal Amount stated below, in connection with Maker’s purchase of substantially all of the assets of Holder.

Principal Amount:	Eight Million Dollars (U.S. $8,000,000.00).

Base Interest Rate:	Nine and One-Half Percent (9.5%) per annum.

Default Interest Rate:	Fifteen Percent (15%) per annum.

Interest Accrual Date:	September 15, 2019.

First Payment Date:	October 15, 2019.

Maturity Date:	March 15, 2025.

Daily Late Charge:	$100.00.

Prepayment Fee:	None.

Business Day:	Any day of the year other than Saturday, Sunday or legal holidays in the United States.

Purchase Agreement:	The Asset Purchase Agreement, dated July 26, 2019, by and between Maker and Holder, as amended, restated, or replaced from time to time.

1

Warrant:	The Warrant, dated on or about the date hereof, identified in Section 1.7(a) of the Purchase Agreement, executed by the Maker, as amended, restated, or replaced from time to time.

Security Agreement:	The Security Agreement dated on or about the date hereof, executed by and among the Holder and Maker.

Loan Documents:	The Purchase Agreement, this Note, the Warrant, the Security Agreement and any and all other documents executed in connection with the Loan, as such documents are amended, restated, or replaced from time to time.

2. PROMISE TO PAY. For value received, Maker promises to pay Holder at its address above or such other place as Holder may from time to time designate in writing, the Principal Amount, together with interest accruing on the unpaid principal balance hereof at the Base Interest Rate (or at the Default Interest Rate from and after an Event of Default) from the Interest Accrual Date through and including the Maturity Date (and continuing until the Loan is paid in full), on the basis of the actual number of days elapsed in a year of 365 days as more fully set forth in Section 3 below. All payments to be made by Maker to Holder are deemed received by Holder’s actual receipt of same.

3. PAYMENTS OF INTEREST AND PRINCIPAL; LATE CHARGES.

A. Commencing on the First Payment Date, Maker will pay Holder principal plus accrued interest and fees in the amounts set forth Exhibit A attached hereto.

B. If not sooner paid, all unpaid principal, accrued and unpaid interest and any other amounts due hereunder or under the other Loan Documents is due and payable on or before three o’clock, p.m. (3:00 p.m.) PT on the Maturity Date.

C. If any payment to be made by Maker hereunder becomes due on a day that is not a Business Day, such payment must be made on the next succeeding Business Day.

D. If any balance of interest and/or principal remains unpaid after the date such payment is due, then, in addition to the remedies available to Holder under Section 9 of this Note and the remedies available under the other Loan Documents, the following applies: (i) the entire outstanding principal balance of this Note, together with all past due interest thereon and all other amounts due under the Loan Documents (including, without limitation, any unpaid late charges) bears interest at the Default Interest Rate, computed from the date of the last interest payment until all past due amounts are paid, subject to the limitations contained in Section 14 hereof; and (ii) the Daily Late Charge will be added to the delinquent amount for each day the payment is overdue beginning on the day after the payment due date and continuing through and including the day such delinquent payment is received to compensate Holder for the expense of handling the delinquency.

2

E. All payments due hereunder must be made: (i) without deduction of any present or future taxes, levies, imposts, deductions, charges or withholdings, which amounts must be paid by Maker; and (ii) without any other set off. Maker will pay the amounts necessary such that the gross amount of the principal and interest received by Holder is not less than that required by this Note.

4. PREPAYMENT. This Note may be prepaid in whole, or in part, without penalty or other charge to Maker at any time.

5. LAWFUL MONEY. Principal, interest, and any other amounts due to Holder under this Note and the other Loan Documents must be paid in lawful money of the United States of America.

6. APPLICATION OF PAYMENTS. Absent the occurrence of an Event of Default hereunder or under any of the other Loan Documents, any payments received by Holder pursuant to the terms hereof will be applied first to sums, other than principal and interest, due to Holder pursuant to the Loan Documents, next to the payment of all interest accrued to the date of such payment, and the balance, if any, to the payment of principal. After the occurrence of an Event of Default hereunder or under any of the Loan Documents, any payments received by Holder (including any prepaid interest that has not yet been earned) will be applied to the amounts specified in this Section 6 in such order as Holder may, in its sole discretion, elect. If at any time any payment made by Maker under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Maker or otherwise, Maker’s obligation to make such payment shall be reinstated as though such payment had not been made.

7. SECURITY. This Note and the obligations hereunder are secured by a first priority lien on, and security interest in and to, the Collateral, as such term is defined in the Security Agreement.

8. EVENTS OF DEFAULT. The occurrence of any of the following is deemed to be an event of default (“Event of Default”) hereunder:

A. Any failure to pay any principal or interest under this Note as and when the same becomes due and payable, and such failure is not cured within five (5) days after written notice the date on which payment is due.

B. Any failure or neglect to perform or observe any other term, provision, or covenant of this Note or the other Loan Documents, and such failure or neglect either cannot be remedied or, if it can be remedied, it continues unremedied for a cure period of fifteen (15) days after written notice of such default is given to Maker by Holder.

C. Maker fails to pay when due any of its indebtedness (other than indebtedness arising under this Note) or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness.

3

D. (i) Maker commences any case, proceeding or other action (A) under any law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Maker makes a general assignment for the benefit of its creditors; (ii) there is commenced against Maker any case, proceeding or other action of a nature referred to in the foregoing clause (i) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; (iii) there is commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) Maker is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

9. REMEDIES. Upon the occurrence of an Event of Default, then the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, and all other amounts payable by Maker under this Note and the other Loan Documents, will, at Holder’s option, immediately become due and payable. Upon the occurrence of an Event of Default (and so long as such Event of Default continues without cure), the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, all other amounts due under this Note and the other Loan Documents (including, without limitation, any unpaid late charges), and any judgment for such principal, interest, and other amounts, bear interest at the Default Interest Rate from the date of the last interest payment until paid, subject to the limitations contained in Section 14 hereof. Maker acknowledges that it would be extremely difficult or impracticable to determine Holder’s actual damages resulting from any late payment or default, and such interest at the Default Rate is a reasonable estimate of those damages and does not constitute a penalty. In addition to the foregoing remedies, upon the occurrence of an Event of Default, Holder is entitled to exercise any and all other remedies set forth in this Note and the other Loan Documents, or at law or in equity, and such remedies shall be cumulative and concurrent, and may be pursued singly, successively or together in Holder’s discretion. No delay or omission on the part of Holder in exercising any right under this Note or under any of the other Loan Documents operates as a waiver of such right.

10. WAIVERS. Maker, endorsers, guarantors, and sureties of this Note hereby waive diligence, demand for payment, presentment for payment, protest, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and notice of nonpayment, and all other notices or demands of any kind (except notices specifically provided for in the Loan Documents) and expressly agree that, without in any way affecting the liability of Maker, endorsers, guarantors, or sureties of this Note, Holder may extend any Maturity Date or the time for payment of any installment due hereunder, otherwise modify the Loan Documents, accept additional security, release any person liable, and release any security or guaranty without giving notice to or obtaining the consent of such endorsers, guarantors or sureties. Maker, endorsers, guarantors, and sureties waive, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense.

4

11. NO CHANGE, DISCHARGE, TERMINATION, OR WAIVER. No provision of this Note may be changed, discharged, terminated, or waived except in a writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought. No failure on the part of Holder to exercise, and no delay by Holder in exercising, any right or remedy under this Note, under the other Loan Documents or under applicable law operates as a waiver thereof.

12. ATTORNEYS’ FEES AND COSTS. In the event of any dispute arising out of or related to this Agreement, the prevailing Party is entitled to recover its reasonable attorneys’ fees and costs associated with that dispute.

13. SEVERABILITY. If any provision of this Note is unenforceable, the enforceability of the other provisions are not be affected and remain in full force and effect.

14. INTEREST RATE LIMITATION. Maker will pay an effective rate of interest that is the sum of the interest rate provided for herein, together with any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with the Loan, including, without limitation, any fees or charges to be paid by Maker pursuant to the provisions of this Note and the other Loan Documents. None of the terms and provisions contained herein or in any of the Loan Documents will be construed to create a contract for the use, forbearance, or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of California. In the event Holder collects monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of Delaware, all such sums deemed to constitute interest in excess of such maximum rate will, at the option of Holder, be credited to the payment of other amounts payable under the Loan Documents (other than interest) or returned to Maker.

15. NUMBER AND GENDER. In this Note the singular includes the plural and the masculine includes the feminine and neuter gender, and vice versa.

16. HEADINGS. Headings at the beginning of each numbered section of this Note are intended solely for convenience and are not to be considered in interpreting the terms of this Note.

17. CHOICE OF LAW, JURISDICTION AND VENUE. This Note is governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles. Any action or proceeding with respect to this Note or the other Loan Documents must be brought in a court of competent jurisdiction located in San Diego County, California.

5

18. INTEGRATION. This Note and the other Loan Documents contain the complete understanding and agreement of Maker and Holder, and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations concerning the subject matter hereof.

19. BINDING EFFECT. The Loan Documents will be binding upon, and inure to the benefit of, Holder, Maker, and their respective successors and permitted assigns. Maker may not assign or delegate its rights or obligations under this Note or the other Loan Documents. This Note may be assigned or transferred by Holder to any person.

20. TIME OF THE ESSENCE. Time is of the essence with regard to each provision of the Loan Documents as to which time is a factor.

21. SURVIVAL. The representations, warranties, and covenants of Maker in the Loan Documents survive the execution and delivery of the Loan Documents and the making of the Loan.

22. MISCELLANEOUS PROVISIONS.

A. Partial Payment. Nothing in this Note will be construed as an obligation on the part of Holder to accept, at any time, less than the full amount then due hereunder, or as a waiver or limitation of Holder’s right to compel prompt performance.

B. Notices. All notices required or permitted to be given hereunder must be in writing, and be delivered either: (i) by United States mail, certified or registered, postage prepaid; (ii) by personal hand delivery; or (iii) by recognized overnight courier. Notice is deemed given when delivered if hand delivered, two (2) Business Days after such notice is deposited in the United States mail if sent by mail, or one (1) Business day after such notice is deposited with the overnight courier if delivered by overnight courier. Such notices must be sent to the address set forth at the beginning of this Note, or to such other address as such party may, from time to time, designate in writing.

[Signature Page to Follow]

6

IN WITNESS WHEREOF, this Secured Promissory Note has been executed by Maker as of the day, month and year first written above.

MAKER: Noice Rx, LLC

By:	/s/ Robert Haywood
Name:	Robert Haywood
Its:	President/Manager

7

EXHIBIT A

PAYMENT SCHEDULE

8